Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 3RD QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—October 22, 2007—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter and nine months ended September 30, 2007 and its recently declared its third quarter dividend.

The Company’s net income for the first nine months of 2007 was $3,350,985 a decrease of $32,205 compared to the same period last year or .95%. Net income for the third quarter of 2007 was $1,125,125, which is a decrease of $38,552 from the third quarter of 2006. Earnings per share were $1.42 and $1.41 for the first nine months of 2007 and 2006, respectively. Earnings per share increased $.01 per share due to the reduction in shares outstanding as part of an ongoing share repurchase program. Earnings per share were $0.48 and $0.49 for the third quarter of 2007 and 2006, respectively. On September 20, 2007, the Company’s Board of Directors approved an increase in the number of shares of common stock that the Company can repurchase under the share repurchase program from 100,000 to 150,000.

Total assets of the Company were $382.3 million at September 30, 2007, an increase of $16.6 million or 4.55% from September 30, 2006. Total loans increased $7.7 million or 2.54% to $309.6 million at September 30, 2007 compared to September 30, 2006. Total deposits were $300.4 million at September 30, 2007, which represents an increase of $13.4 million (4.68%) compared to the same period in 2006.

On September 20, 2007, the Company declared its third quarter dividend of $0.22 per share which will be paid on November 6, 2007, to shareholders of record as of October 16, 2007. This is an increase of $.01 per share from the third quarter of 2006. Cumulative dividends declared for the nine month period total $0.64 in 2007 versus $0.61 in 2006.

Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank, offering a full range of financial services, through nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, SVP/CFO, Farmers & Merchants Bank

540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights
	Unaudited For Nine Months Ended September 30
INCOME STATEMENT	2007	2006
Interest and Dividend Income	$18,461,939	$16,447,237
Interest Expense	8,324,474	6,445,458
Net Interest Income	10,137,465	10,001,779
Non-Interest Income	2,550,625	2,094,678
Non-Interest Expense	8,017,599	7,280,145
Income Before Income Taxes	4,670,491	4,816,312
Provision For Income Taxes	1,319,506	1,433,122
Net Income	$3,350,985	$3,383,190
Average Shares Outstanding	2,364,248	2,393,154
Net Income Per Common Share	1.42	1.41
Dividends Declared	.64	.61
BALANCE SHEET	Unaudited September 30, 2007	Unaudited September 30, 2006
Cash and Due From Banks	$7,910,364	$6,132,280
Interest Bearing Bank Deposits	1,866,510	1,766,881
Federal Funds Sold	5,011,000	0
Loans Held for Investment	309,564,635	301,908,145
Less Allowance for Loan Losses	(1,824,704)	(1,801,348)
Net Loans Held for Investment	307,739,951	300,106,797
Securities	37,605,137	36,161,844
Other Assets	22,216,573	21,534,062
Total Assets	$382,349,535	$365,701,864

Deposits	$300,362,090	$286,926,157
Short Term Debt	10,049,075	13,014,607
Long Term Debt	25,607,143	21,223,077
Other Liabilities	7,573,483	6,618,356
Total Liabilities	343,591,791	327,782,197
Stockholders’ Equity	38,757,744	37,919,667
Total Liabilities and Stockholders’ Equity	$382,349,535	$365,701,864
Book Value Per Common Share	$16.49	$16.02